EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
        We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-213162, 333-190686, 333-128458, 333-118915, and 333-160569) and Form S-8 (Nos. 333-210168, 333-101681, 333-104461, 333-159903 and 333-182044) of BRT Apartments Corp. and in the related Prospectuses of our reports dated December 14, 2017 with respect to the consolidated financial statements and schedule of BRT Apartments Corp. and Subsidiaries and the effectiveness of internal control over financial reporting of BRT Apartment Corp. and Subsidiaries, included in this Annual Report (Form 10-K) for the year ended September 30, 2017.

/s/ BDO USA LLP

New York, New York
December 14, 2017